Exhibit 10.2

THIRD AMENDMENT TO SECOND
RESTATED 2002 SHARE INCENTIVE PLAN
THIS THIRD AMENDMENT (the “Third Amendment”) to the SECOND RESTATED 2002 SHARE INCENTIVE PLAN (“Plan”) is executed as of July 10, 2012. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.
RECITALS
WHEREAS, the Board of Trustees of Equity Residential (the “Company”) adopted the Plan on February 21, 2002, which was approved by the shareholders of the Company at the 2002 Annual Meeting of Shareholders.
WHEREAS, the Company restated the Plan pursuant to a Second Restated 2002 Share Incentive Plan dated December 10, 2008, to provide for one consolidated Plan incorporating the terms and provisions of all prior amendments.
WHEREAS, the Company amended the Plan pursuant to a First Amendment to Second Restated 2002 Share Incentive Plan dated July 1, 2010 and a Second Amendment to Second Restated 2002 Share Incentive Plan dated June 16, 2011.
WHEREAS, the Company desires to further amend the Plan to clarify the language regarding the transferability of Options, SARs and Dividend Equivalents.
NOW THEREFORE, the Plan is amended as follows:
1.    Transferability. Paragraph 11(b) of the Plan is deleted in its entirety and the following is substituted therefor:
(b)    Options, SARs and Dividend Equivalents. Options, SARs and Dividend Equivalents granted under the Plan are not transferable except (i) by will or by the laws of descent and distribution or, to the extent not inconsistent with the applicable provisions of the Code, pursuant to a qualified domestic relations order (as that term is defined in the Code); and (ii) a Grantee may transfer all or part of an Option that is not an Incentive Stock Option, or a SAR, to the Grantee’s family members; provided that the transferee thereof shall hold such Option or SAR subject to all of the conditions and restrictions contained herein and otherwise applicable to the Option or SAR, and that, as a condition to such transfer, the Company may require the transferee to agree in writing (in a form acceptable to the Company) that the transfer is subject to such conditions and restrictions. It is the intention of the Company that for purposes of Paragraph 11(b), the term “family member” shall be construed broadly, and include, without limitation, a Grantee’s child, stepchild, grandchild, great-grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, trusts for the benefit of family members, or partnerships or other entities in which the Grantee and/or family members are the only partners or equity owners.
2.    Plan in Full Force and Effect. After giving effect to this Third Amendment, the Plan remains in full force and effect.
IN WITNESS WHEREOF, this Third Amendment has been executed as of the date first written above.

EQUITY RESIDENTIAL
By: /s/ Bruce C. Strohm
Bruce C. Strohm
Executive Vice President and General Counsel